                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report: March 17, 1999
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                          Lowrance Electronics, Inc.
                        -------------------------------
            (Exact name of Registrant as specified in its charter)



          Delaware                  0-15240               440624411
----------------------------       ---------         ------------------
(State or other jurisdiction     (Commission   (IRS Employer Identification No.)
    of incorporation)             File Number)


                          12000 East Skelly Drive
                              Tulsa, Oklahoma                    74128
                 ----------------------------------------     -----------
                 (Address of principal executive offices)      (Zip Code)


      Registrant's telephone number, including area code:  (919) 437-6881
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                          LOWRANCE ELECTRONICS, INC.

                                   FORM 8-K

                                Current Report
                   For the Event Occurring on March 11, 1999



Item 1. Changes in Control of Registrant.
------  --------------------------------

        On March 11, 1999, Lowrance Electronics, Inc., a Delaware corporation, (the "Company") entered into an Agreement and Plan of Merger By and Among Lowrance Electronics, Inc., Orbital Sciences Corporation and Magellan Corporation (the "Merger Agreement") pursuant to which the Company will be acquired by Orbital Sciences Corporation, a Delaware
        corporation, ("Orbital").   The Merger Agreement provides for the merger
        of the Company with and into a majority owned subsidiary of Orbital,
        Magellan Corporation ("Magellan").   As a result of the proposed merger,
        when consummated, the separate corporate existence of the Company shall cease and Magellan shall continue as the surviving corporation.

        Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, at the time the merger is consummated, each share of common stock, par value $0.10 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the effective time of the merger will be canceled, and each holder of the Company's Common Stock immediately prior to the effective time of the merger shall have the right to convert the Company's Common Stock at the effective time of the merger at the Exchange Ratio (as defined below) into fully paid and nonassessable common stock, par value $0.01 per share, of Orbital ("Orbital Common Stock").

        The "Exchange Ratio" shall be equal to the quotient where (i) the numerator shall equal to the quotient obtained by dividing $27,500,000 by the average closing price, rounded to four decimal points, of Orbital Common Stock as reported on The New York Stock Exchange, Inc. Composite Tape for the 20 consecutive trading day period ending (and including) the second trading day prior to the effective date of the merger (the "Average Price") and (ii) the denominator shall equal to the aggregate number of shares of Company Common Stock outstanding immediately prior to the effective time of the merger; provided, however, that the Average Price shall not be less than $22.00 and shall not be greater than $37.00. The

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        Company shareholders will receive between 1,250,000 and 745,000 shares of Orbital Common Stock based on the Average Price. As of the close of business on March 17, 1999 Orbital Common Stock had a closing price of $24.375 per share. If the Orbital Common Stock had an Average Price of $24.375 that would result in the issuance of .2994 shares of Orbital Common Stock for each share of the Company or 1,128,205 shares of Orbital Common Stock for the 3,768,796 shares of the Company Common Stock issued and outstanding or a market value of approximately $7.30 for each share of the Company. Notwithstanding the foregoing, if the Average Price of Orbital Common Stock is less than $21.00, the Company may unilaterally terminate the merger agreement without any cost whatsoever to the Company by providing to Orbital a written notice to so terminate the merger agreement; provided, however, that if Orbital notifies the Company in writing within three days from the date of receipt of the Company's written notice of such termination whereby Orbital agrees to adjust the Exchange Ratio such that the value of Orbital Common Stock, based on the Average Price, paid for each share of the Company Common Stock shall be equal to $6.97, the Company may not terminate the merger agreement because the Average Price is less than $21.00. In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Orbital Common Stock after March 11, 1999, the date of the execution of the merger agreement, and prior to the effective time of the merger, the Exchange Ratio will be adjusted according to the terms of the merger agreement.

        The boards of directors of the three companies have approved the transaction. The closing of the transaction is subject to a number of customary conditions, including approval of the shareholders of Company, and approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The transaction is intended to be tax-free to shareholders of Company. Copies of the Merger Agreement and the press release are attached hereto as Exhibits A and B. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of such Exhibit A. The Merger Agreement and the press release are hereby incorporated by reference.


Item 2. Acquisition or Disposition of Assets.
------  ------------------------------------

        Not applicable.



Item 3. Bankruptcy or Receivership.
------  --------------------------

        Not applicable.

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Item 4. Changes in Registrant's Certifying Accountant.
------  ---------------------------------------------

        Not applicable.


Item 5. Other Events - Legal Proceeding.
------  -------------------------------

        Not applicable.

Item 6. Resignations of Registrant's Directors.
------  --------------------------------------

        Not applicable.

Item 7. Financial Statements and Exhibits.
------  ---------------------------------

        C. Exhibits

Item 8. Change in Fiscal Year.
------  ---------------------

        Not applicable.

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                                  SIGNATURES
                                  ----------


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 LOWRANCE ELECTRONICS, INC.



                                 By: /s/ Darrell J. Lowrance
                                    ------------------------------------
                                    Darrell J. Lowrance
Date:   March 17, 1999              President and Chief
                                    Executive Officer

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                                 EXHIBIT INDEX

Exhibit

99.1 Agreement and Plan of Merger By and Among Lowrance Electronics, Inc., Orbital Sciences Corporation and Magellan Corporation dated as of March 11, 1999


99.2 Joint Press Release issued by Lowrance Electronics, Inc. and Magellan Corporation on March 11, 1999

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